Exhibit 99.1

ALJ REGIONAL HOLDINGS, INC. ANNOUNCES EARNINGS FOR THE FOURTH QUARTER ENDED SEPTEMBER 30, 2021

NEW YORK, NY, December 20, 2021 – ALJ Regional Holdings, Inc. (NASDAQ: ALJJ) (“ALJ”) announced results today for its fourth quarter and year ended September 30, 2021.

ALJ is a holding company, whose wholly owned subsidiaries during the fourth quarter included Faneuil, Inc. (“Faneuil”), and Phoenix Color Corp. (“Phoenix”).  Faneuil is a leading provider of call center services, back-office operations, staffing services, and toll collection services to governmental and commercial clients across the United States. Phoenix is a leading manufacturer of book components, educational materials, and related products producing value-added components, heavily illustrated books, and specialty commercial products using a broad spectrum of materials and decorative technologies.

ALJ completed the sale of Floors-N-More, LLC, d/b/a Carpets N’ More (“Carpets”) in February 2021. As such, Carpets’ results of operations are excluded from continuing operations presented below and are presented as discontinued operations.

Investment Highlights – Three and Twelve Months Ended September 30, 2021

Consolidated Results for ALJ

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ALJ recognized consolidated net revenue of $111.7 million for the three months ended September 30, 2021, an increase of $13.9 million, or 14.2%, compared to $97.8 million for the three months ended September 30, 2020.  The increase was driven by the higher production in healthcare and transportation verticals as well as one state unemployment contract at Faneuil.  ALJ recognized consolidated net revenue of $103.5 million for the three months ended June 30, 2021.

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ALJ recognized net income from continuing operations of $1.1 million and income per share from continuing operations of $0.03 (diluted) for the three months ended September 30, 2021, compared to net income from continuing operations of $1.2 million and income per share from continuing operations of $0.03 (diluted) for the three months ended September 30, 2020, respectively. The decrease in net income is due to a smaller benefit from income taxes in the current quarter versus prior year. ALJ recognized a net loss from continuing operations of $3.5 million and loss per share from continuing operations of $0.08 (diluted) for the three months ended June 30, 2021.

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ALJ recognized adjusted EBITDA from continuing operations of $10.6 million for the three months ended September 30, 2021, an increase of $1.8 million, or 19.9%, compared to $8.8 million for the three months ended September 30, 2020. The increase was driven by higher volumes in the transportation vertical, one state unemployment contract, and exit from a loss generating healthcare contract at Faneuil. ALJ recognized adjusted EBITDA from continuing operations of $7.8 million for the three months ended June 30, 2021.

•

ALJ recognized consolidated net revenue of $440.9 million for fiscal 2021, an increase of $90.8 million, or 25.9%, compared to $350.1 million for fiscal 2020.  The increase was driven by the start of production for new contracts and increased volume for existing contracts at Faneuil and higher component sales primarily related to trade sales at Phoenix.

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ALJ recognized a net loss from continuing operations of $3.6 million and loss per share from continuing operations of $0.08 (diluted) for fiscal 2021, compared to net loss from continuing operations of $64.2 million and loss per share from continuing operations of $1.52 (diluted) for fiscal 2020. Net loss from continuing operations for fiscal 2020 reflected a $56.5 million non-cash and non-recurring impairment of goodwill. Excluding such impairment of goodwill, ALJ recognized a net loss from continuing operations of $7.7 million and loss per share from continuing operations of $0.18 (diluted) for fiscal 2020.  The improvement in net loss is due to higher business activity at Faneuil and Phoenix.

•

ALJ recognized adjusted EBITDA from continuing operations of $33.7 million for fiscal 2021, an increase of $9.6 million, or 40.0%, compared to $24.0 million for fiscal 2020.  The increase was driven by the start of new contracts and operational improvements at existing contracts for Faneuil and higher component sales primarily related to trade sales at Phoenix.

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ALJ estimates lower consolidated net revenue for the three months ending December 31, 2021 in the range of $100.0 million to $105.5 million, as we have exited from unprofitable contracts at Faneuil, compared to $111.1 million for the three months ended December 31, 2020.

Jess Ravich, Chief Executive Officer of ALJ, said, “Results for the quarter were above prior year as Faneuil continued to benefit from state unemployment related contracts, conclusion of certain unprofitable legacy contracts, and operational efficiencies. Phoenix continued to provide strong overall results with volumes increasing for education components and books.”

	Three Months Ended September 30,
Amounts in thousands, except per share amounts	2021	2020	$ Change
Net revenue	$111,668	$97,807	$13,861
Costs and expenses:
Cost of revenue	86,134	76,597	9,537
Selling, general, and administrative expense	22,227	18,480	3,747
Gain on disposal of assets, net	—	(25)	25
Total operating expenses	108,361	95,052	13,309
Operating income	3,307	2,755	552
Other (expense) income:
Interest expense, net	(2,534)	(2,552)	18
Total other expense, net	(2,534)	(2,552)	18
Income from continuing operations before income taxes	773	203	570
Benefit from income taxes	290	1,035	(745)
Net income from continuing operations	1,063	1,238	(175)
Net loss from discontinued operations, net of income taxes	—	(178)	178
Net income	$1,063	$1,060	$3
Income (loss) per share of common stock–basic:
Continuing operations	$0.03	$0.03
Discontinued operations	$—	$—
Net income per share	$0.03	$0.03
Income (loss) per share of common stock–diluted:
Continuing operations	$0.02	$0.02
Discontinued operations	$—	$—
Net income per share	$0.02	$0.02
Weighted average shares of common stock outstanding:
Basic	42,355	42,227
Diluted	54,431	53,451

	Year Ended September 30,
Amounts in thousands, except per share amounts	2021	2020	$ Change
Net revenue	$440,853	$350,053	$90,800
Costs and expenses:
Cost of revenue	355,245	282,488	72,757
Selling, general, and administrative expense	76,688	67,284	9,404
Impairment of goodwill	—	56,492	(56,492)
Gain on disposal of assets, net	(191)	(324)	133
Total operating expenses	431,742	405,940	25,802
Operating income (loss)	9,111	(55,887)	64,998
Other (expense) income:
Interest expense, net	(10,190)	(10,528)	338
Interest from legal settlement	—	200	(200)
Loss on debt extinguishment	(2,072)	—	(2,072)
Total other expense, net	(12,262)	(10,328)	(1,934)
Loss from continuing operations before income taxes	(3,151)	(66,215)	63,064
(Provision for) benefit from income taxes	(429)	2,043	(2,472)
Net loss from continuing operations	(3,580)	(64,172)	60,592
Net loss from discontinued operations, net of income taxes	(1,063)	(3,502)	2,439
Net loss	$(4,643)	$(67,674)	$63,031
Loss per share of common stock–basic and diluted:
Continuing operations	$(0.08)	$(1.52)
Discontinued operations	$(0.03)	$(0.08)
Net loss per share	$(0.11)	$(1.60)
Weighted average shares of common stock outstanding– basic and diluted	42,329	42,186

Results for Faneuil

Anna Van Buren, CEO of Faneuil, stated, “Faneuil continued a strong performance in the fourth quarter, ending the fiscal year with year over year revenue growth of 31.7% and adjusted EBITDA improvement of 72.7%.  The largest contributor to adjusted EBITDA in the last quarter was a short term unemployment contract that concluded in September.”

Faneuil recognized net revenue of $82.1 million for the three months ended September 30, 2021 compared to $68.1 million for the three months ended September 30, 2020.  Net revenue increased $14.0 million, or 20.5%, mainly attributable to a $14.1 million and $6.5 million increase in revenues from new and existing customers, respectively, partially offset by a $6.4 million reduction driven by the completion of customer contracts.  Faneuil recognized net revenue of $72.8 million for the three months ended June 30, 2021.

Faneuil segment adjusted EBITDA was $7.0 million for the three months ended September 30, 2021 compared to $3.9 million for the three months ended September 30, 2020.  Segment adjusted EBITDA increased $3.1 million, or 78.1%, driven by higher volumes in the transportation vertical, one state unemployment contract, and exit from a loss generating healthcare contract. Faneuil recognized segment adjusted EBITDA of $3.7 million from the three months ended June 30, 2021.

Faneuil recognized net revenue of $325.2 million for fiscal 2021 compared to $247.0 million for fiscal 2020.  Net revenue increased $78.2 million, or 31.7%, due to a $77.8 million and $17.9 million increase in revenues from new and existing customers, respectively, partially offset by a $17.5 million reduction driven by the completion of customer contracts.

Faneuil segment adjusted EBITDA was $19.3 million for fiscal 2021 compared to $11.2 million for fiscal 2020.  Segment adjusted EBITDA increased $8.1 million, or 72.7%, driven by the start of new contracts, operational improvements at existing contracts, reduced costs for medical and workers compensation claims, offset somewhat by losses incurred for one healthcare contract that ended in October 2021.

Faneuil estimates its net revenue for the three months ending December 31, 2021 to be in the range of $75.0 million to $79.0 million, compared to $86.0 million for the three months ended December 31, 2020.

Faneuil contract backlog expected to be realized within the next twelve months as of September 30, 2021 was $196.4 million, compared to $245.6 million as of September 30, 2020 and $215.6 million as of June 30, 2021.  Faneuil’s total contract backlog as of September 30, 2021 was $450.8 million as compared to $613.9 million as of September 30, 2020 and $506.3 million as of June 30, 2021.  The decrease in total Faneuil backlog from September 30, 2021 compared to September 30, 2020 was primarily the result of negotiating an early termination of a large unprofitable contract, and services provided in the normal course of business for long-term contracts outstanding on September 30, 2021.   A recent large long-term transportation award is not yet reflected in the September 30, 2021 backlog as the contract was not signed at September 30, 2021.

Results for Phoenix

Marc Reisch, CEO of Phoenix, stated, “Fourth quarter revenues were flat versus prior year.  Higher book sales were offset by lower planned beauty packaging sales. Fourth quarter segment adjusted EBITDA for the quarter, versus prior year, was down $0.4 million primarily due to higher executive performance-based compensation expense.  Excluding this increased expense, segment adjusted EBITDA increased by $0.3 million. The $12.6 million, or 12.2% increase in our full year revenues, versus prior year, was due to higher trade and education component sales, as well as higher sales from a strategic supply agreement.  Higher book sales were offset by lower planned beauty packaging sales. The full year increase of $3.6 million, or 21.6%, of segment adjusted EBITDA, versus prior year, was due primarily to the higher component sales significantly offset by higher executive performance-based compensation expense. Excluding this increased expense, full year segment adjusted EBITDA increased by $5.8 million or 34.9%"

Phoenix recognized net revenue of $29.6 million for the three months ended September 30, 2021 compared to $29.7 million for the three months ended September 30, 2020, flat versus prior year. Phoenix recognized net revenue of $30.7 million for the three months ended June 30, 2021.

Phoenix recognized segment adjusted EBITDA of $5.6 million for the three months ended September 30, 2021 compared to $5.9 million for the three months ended September 30, 2020. Segment adjusted EBITDA decreased by $0.4 million, or 6.5%, primarily due to higher bonus expense.  Phoenix recognized segment adjusted EBITDA of $5.5 million for the three months ended June 30, 2021.

Phoenix recognized net revenue of $115.6 million for fiscal 2021 compared to $103.0 million for fiscal 2020. Net revenue increased $12.6 million, or 12.2%, due to higher trade component and book sales.

Phoenix recognized segment adjusted EBITDA of $20.3 million for fiscal 2021 compared to $16.7 million for fiscal 2020. Segment adjusted EBITDA increased by $3.6 million, or 21.6%, as a result of higher component sales primarily related to trade sales.

Phoenix estimates its net revenue for the three months ending December 31, 2021 to be in the range of $25.0 million to $26.5 million, compared to $25.2 million for the three months ended December 31, 2020.

Phoenix contract backlog expected to be realized within the next twelve months as of September 30, 2021 was $69.8 million, compared to $65.0 million as of September 30, 2020 and $71.3 million as of June 30, 2021.  Phoenix’s total contract backlog as of September 30, 2021 was $274.7 million as compared to $324.7 million as of September 30, 2020 and $294.2 million as of June 30, 2021.The decrease in Phoenix backlog on September 30, 2021 compared to September 30, 2020 was primarily driven by product delivery in the normal course of business for purchase orders outstanding on September 30, 2020.

Non-GAAP Financial Measures

In our earnings releases, prepared remarks, conference calls, presentations, and webcasts, we may present certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding ALJ that is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from, or as a substitute for, the comparable GAAP financial measure.

We present adjusted EBITDA because we believe it is frequently used by analysts, investors, and other interested parties in the evaluation of our company. ALJ defines segment adjusted EBITDA as segment net income (loss) before depreciation and amortization expense, interest expense, litigation loss, recovery of litigation loss, restructuring and cost reduction initiatives, loan amendment expenses, fair value of warrants issued in connection with loan amendments, stock-based compensation, acquisition-related expenses, gain on disposal of assets, net, income taxes, loss on debt extinguishment, and other non-recurring items. Adjusted EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Below are reconciliations of our net income (loss), the most directly comparable GAAP measure, to consolidated adjusted EBITDA:

	Three Months Ended September 30,
Amounts in thousands	2021	2020	$ Change
Net income	$1,063	$1,060	$3
Depreciation and amortization	6,655	5,111	1,544
Interest expense	2,534	2,552	(18)
Acquisition/disposition-related expense	286	—	286
Security event expenses	236	—	236
Change in fair value of contingent consideration	100	200	(100)
Stock-based compensation	37	69	(32)
Net loss from discontinued operations, net of income taxes	—	178	(178)
Bank fees accreted to term loans	—	300	(300)
Gain on disposal of assets, net	—	(25)	25
Restructuring and cost reduction initiatives	(27)	424	(451)
Benefit from income taxes	(290)	(1,036)	746
Consolidated adjusted EBITDA - continuing operations	$10,594	$8,833	$1,761

	Year Ended September 30,
Amounts in thousands	2021	2020	$ Change
Net loss	$(4,643)	$(67,674)	$63,031
Depreciation and amortization	21,567	19,786	1,781
Interest expense	10,190	10,528	(338)
Loss on debt extinguishment	2,072	—	2,072
Change in fair value of contingent consideration	1,200	1,100	100
Net loss from discontinued operations, net of income taxes	1,063	3,502	(2,439)
Fair value of warrants issued in connection with loan amendments	—	716	(716)
Bank fees accreted to term loans	900	600	300
Provision for (benefit from) income taxes	429	(2,043)	2,472
Acquisition/disposition-related expense	286	99	187
Restructuring and cost reduction initiatives	261	1,863	(1,602)
Security event expenses	236	—	236
Stock-based compensation	163	381	(218)
Loan amendment expenses	131	475	(344)
Impairment of goodwill	—	56,492	(56,492)
Recovery of litigation loss	—	(1,256)	1,256
Interest from legal settlement	—	(200)	200
Gain on disposal of assets, net	(191)	(324)	133
Consolidated adjusted EBITDA - continuing operations	$33,664	$24,045	$9,619

Supplemental Consolidated Financial Information - Segment Net Revenue, Segment Adjusted EBITDA, and Debt

	Three Months Ended September 30,
Amounts in thousands	2021	2020	$ Change	% Change
Segment Net Revenue
Faneuil	$82,079	$68,117	$13,962	20.5%
Phoenix	29,589	29,690	(101)	(0.3%)
Total Segment Net Revenue	$111,668	$97,807	$13,861	14.2%

	Three Months Ended September 30,
Amounts in thousands	2021	2020	$ Change	% Change
Segment Adjusted EBITDA
Faneuil	$6,960	$3,909	$3,051	78.1%
Phoenix	5,557	5,944	(387)	(6.5%)
Corporate	(1,923)	(1,020)	(903)	(88.5%)
Total Segment Adjusted EBITDA	$10,594	$8,833	$1,761	19.9%

	Year Ended September 30,
Amounts in thousands	2021	2020	$ Change	% Change
Segment Net Revenue
Faneuil	$325,226	$247,032	$78,194	31.7%
Phoenix Color	115,627	103,021	12,606	12.2%
Total Segment Net Revenue	$440,853	$350,053	$90,800	25.9%

	Year Ended September 30,
Amounts in thousands	2021	2020	$ Change	% Change
Segment Adjusted EBITDA
Faneuil	$19,332	$11,197	$8,135	72.7%
Phoenix Color	20,331	16,723	3,608	21.6%
Corporate	(5,999)	(3,875)	(2,124)	(54.8%)
Total Segment Adjusted EBITDA	$33,664	$24,045	$9,619	40.0%

As of September 30, 2021 and September 30, 2020, consolidated debt and consolidated net debt were comprised of the following (exclusive of deferred financing costs):

	September 30,	September 30,
Amounts in thousands	2021	2020
Term loan payable	$100,076	$80,733
Line of credit	5,490	14,417
Equipment financing agreements	—	3,610
Finance leases	1,097	5,337
Total debt	106,663	104,097

Cash	2,276	6,050
Net debt	$104,387	$98,047

As of September 30, 2021, ALJ was in compliance with all debt covenants.

	Financial Covenants Compliance
	September 30, 2021
	(actual)	(required)
Leverage Ratio	2.98	< 4.50
Fixed Charges Ratio	1.46	> 1.00

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* As defined by ALJ’s debt agreement.

Investor Conference Call Details

ALJ will host an investor conference call on January 20, 2022 at 4:30 PM Eastern Standard Time.  Participants should dial in 10 minutes prior to the start time by using the following dial-in information and Conference ID/Passcode:

Participant Toll-Free Dial-In Number: (877) 327 6551

Participant International Dial-In Number: (412) 317 5266

Conference ID/Passcode:ALJ Regional Holdings, Inc.

Participants can also access ALJ’s investor conference call using the following webcast URL: https://www.webcaster4.com/Webcast/Page/2172/43907. A playback of the investor conference call will be available within 24 hours using the same webcast URL.

About ALJ Regional Holdings, Inc.

ALJ Regional Holdings, Inc. is the parent company of (i) Faneuil, Inc., a leading provider of call center services, back office operations, staffing services, and toll collection services to commercial and governmental clients across the United States, and (ii) Phoenix Color Corp., a leading manufacturer of book components, educational materials, and related products producing value-added components, heavily illustrated books, and specialty commercial products using a broad spectrum of materials and decorative technologies.

Forward-Looking Statements

ALJ’s fiscal 2021 earnings release and related communications contain forward-looking statements within the meaning of federal securities laws. Such statements include information regarding our expectations, impact of COVID-19, goals or intentions regarding the future, including but not limited to statements about our financial projections and business growth, our plans to reduce capital expenditures and deleverage our balance sheet, our ability to achieve target adjusted EBITDA margins on customer contracts, the impact of new customer contracts for Faneuil, the impact of new Faneuil contracts on Faneuil’s financial results, and other statements including the words "will" and "expect" and similar expressions.  You should not place undue reliance on these statements, as they involve certain risks and uncertainties, and actual results or performance may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially are discussed in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission and available through EDGAR on the SEC’s website at www.sec.gov.  All forward-looking statements in this release are made as of the date hereof and we assume no obligation to update any forward-looking statement.